As filed with the Securities and Exchange Commission on July 7, 2025

Registration Number 333-288495

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

XCEL BRANDS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6794	76-0307818
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

550 Seventh Ave, 11th Floor

New York, New York 10018

(347) 727-2474

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert J. D’Loren

Chief Executive Officer

550 Seventh Ave, 11th Floor

New York, New York 10018

(347) 727-2474

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

-5442	-4100 -0806
Brad L. Shiffman, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 (212) 885-5442	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square, 40th Floor New York, NY 10036 Tel: (212) 421-4100 Fax: (212) 326-0806

Approximate date of commencement of proposed sale to public:

As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☒
Accelerated filer	☐	Emerging growth company	☐
Non-accelerated filer	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUSSUBJECT TO COMPLETION           DATED JULY 7, 2025

Up to 1,381,215 Shares of Common Stock

Up to 1,381,215 Pre-Funded Warrants to purchase up to 1,381,215 Shares of Common Stock

Up to 1,381,215 Shares of Common Stock Underlying such Pre-Funded Warrants

Xcel Brands, Inc.

We are offering, on a “best-efforts” basis up to 1,381,215 shares of our common stock of Xcel Brands, Inc. Our common stock is listed on the Nasdaq Capital Market under the symbol “XELB.” On June 30, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.81 per share, which is the per share offering price we have assumed for purposes of this preliminary prospectus.

We are also offering to those purchasers, if any, whose purchase of shares of our common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants to purchase common stock (the “Pre-Funded Warrants”), in lieu of shares that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock. The public offering price of each Pre-Funded Warrant will equal the price per share in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant will equal $0.001 per share. This offering also relates to the shares of common stock issuable upon exercise of the Pre-Funded Warrants sold in this offering.

Certain members of our management have indicated an interest in purchasing up to 10% of the securities sold in this offering. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell or not sell shares to members of our management, and members of our management could determine to purchase or not purchase units in this offering.

The offering price of the shares represents a     % discount to the last reported sale price of our common stock on      , 2025. The discount to the trading price of our common stock could have a negative impact on the trading price of our common stock which could be immediate and material and could impact our ability to maintain listing of our common stock on Nasdaq. For a description of how the offering price will be determined, wee “Plan of Distribution – Determination of Offering Price and Warrant Exercise Price” beginning on page 37.

This offering will terminate on [    ], 2025 unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The public offering price per ordinary unit and per pre-funded unit will be fixed for the duration of this offering. The offering will settle delivery versus payment/receipt versus payment. Accordingly, we and the placement agent have not made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder. There is no established trading market for the Pre-Funded Warrants and we do not expect a market to develop. We do not intend to list the Pre-Funded Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system. Without an active market, the liquidity of these Pre-Funded Warrants will be limited.

We are a “smaller reporting company” as defined under the federal securities laws and, under applicable Securities and Exchange Commission rules, we have elected to comply with certain reduced public company reporting and disclosure requirements.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Per
Pre‑Funded
	Per Share	Warrant	Total
Public offering price	$	$	$
Placement Agent fees(1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)

See the section of this prospectus entitled “Plan of Distribution Agent” on page 37 for a description of all compensation payable in connection with this offering. The placement agent will receive compensation in addition to the placement agent fees. The registration statement, of which this prospectus is a part, also registers for sale warrants to purchase shares of common stock to be issued to the placement agent in connection with this offering. We have agreed to issue the warrants to the placement agent as a portion of the compensation payable to the placement agent in connection with this offering.

The placement agent expects to deliver the securities sold in this offering to the purchasers on or about                      , 2025.

Sole Placement Agent

Maxim Group LLC

The date of this prospectus is            , 2025

The registration statement containing this prospectus, including the documents incorporated by reference in this prospectus and the exhibits to the registration statement, and the documents incorporated by reference to the registration statement provides additional information about us and the securities being offered under this prospectus. The registration statement, including the documents incorporated by reference and the exhibits, can be read on our website and the website of the SEC. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.xcelbrands.com, and websites for our respective brands and an e-commerce site are not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the securities offered hereunder.

Unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “Xcel” and “our business” refer to Xcel Brands, Inc. and “this offering” refers to the offering contemplated in this prospectus.

Xcel Brands and our logo are some of our trademarks used in this prospectus and the documents incorporated by reference into this prospectus. This prospectus and the documents incorporated by reference into this prospectus also include trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

i

ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Information Incorporated by Reference,” before deciding to invest in our securities.

Neither we nor the placement agent have authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus filed with the Securities and Exchange Commission (the “SEC”), and you should rely only on the information contained in this prospectus, the documents incorporated by reference in this prospectus or in any such free writing prospectus. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We and the placement agent are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States (“U.S.”): We and the placement agent have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the U.S. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

We may also file a post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable post-effective amendment, you should rely on the applicable post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus and the documents incorporated by reference in this prospectus contain summaries of certain provisions contained in some of the documents described herein and in the documents incorporated by reference herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

ii

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information in this prospectus and the documents incorporated by reference in this prospectus concerning economic conditions, our industry, our markets and our competitive position are based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus and the documents incorporated by reference in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable and reasonable. We believe this information is reliable and reasonable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, the documents incorporated by reference in this prospectus or any post-effective amendment may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus or any document incorporated herein by reference in this prospectus and any post-effective amendment. Accordingly, investors should not place undue reliance on this information.

TRADEMARKS

We own or have rights to certain trademarks that we use in conjunction with the operations of our business. Each trademark, trade name, service mark or copyright of any other company appearing or incorporated by reference in this prospectus belongs to its holder. Solely for convenience, trademarks, trade names, service marks and copyrights referred to in this prospectus may appear with or without the “©”, “®” or “™” symbols, but the inclusion, or not, of such references are not intended to indicate, in any way, that we, or the applicable owner, will not assert, to the fullest extent possible under applicable law, our or their, as applicable,  rights to these trademarks, trade names service marks or copyrights. We do not intend our use or display of other companies’ trademarks, trade names, service marks or copyrights to imply a relationship with, or endorsement or sponsorship of us by, such other companies.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all the information that may be important to purchasers of our securities. Prospective purchasers of our securities should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. Prospective purchasers of our securities should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless otherwise indicated, all share information and per share information contained in this prospectus gives effect to a 1-for 10 share reverse stock split of our common stock effected on March 25, 2025.

Our Company

We are a media and consumer products company engaged in the design, licensing, marketing, live streaming, and social commerce sales of branded apparel, footwear, accessories, fine jewelry, home goods and other consumer products, and the acquisition of dynamic consumer lifestyle brands. Xcel was founded in 2011 with a vision to reimagine shopping, entertainment, and social media as one thing. Currently, our brand portfolio consists of the following:

●	the Halston, Judith Ripka, and C Wonder brands, which are wholly owned by Xcel;
●	the Tower Hill by Christie Brinkley brand, which is a new co-branded collaboration between Xcel and Christie Brinkley that launched in May 2024;
●	the Trust, Respect, Love by Cesar Millan brand, which is a new co-branded collaboration between Xcel and Cesar Millan that we expect to launch in 2026;
●	the Longaberger brand, which we manage through our 50% ownership interest in Longaberger Licensing, LLC;
●	the Isaac Mizrahi brand, in which we hold a 17.5% noncontrolling interest and continue to contribute to the operations of the brand through a service agreement;
●	LB70 by Lloyd Boston brand, which is a co-branded collaboration between Xcel and Lloyd Boston that launched in 2024;
●	a new brand which will be a co-branded collaboration between Xcel and Coco Rocha that we expect to launch in 2026;
●	GemmaMade, which is a co-branded collaboration between Xcel and baking influencer Gemma Stafford which we expect to launch in 2026; and
●	Mesa Mia, which is a brand owned by Mexican home influencer Jenny Martinez, and for which Xcel has the television rights and expects to launch in 2026

In addition, we plan to develop new brands with social media influencers Gemma Stafford and Jenny Martinez, which we expect to launch in 2026.

We also currently own a 19% interest in ORME Live Inc., a short-form video and social commerce marketplace that launched in April 2024.

Xcel continues to pioneer a true omni-channel and social commerce sales strategy which includes the promotion and sale of products under its brands through interactive television, digital live-stream shopping, social commerce, traditional brick-and-mortar retailers, and e-commerce channels. Our brands have generated over $5 billion in retail sales via live streaming in interactive television and digital channels alone, and our brands collectively reach over 5.0 million social media followers through Facebook, Instagram, and TikTok. All of the followers may not be unique followers, as many followers may follow multiple brands and follow our brands on multiple platforms.

Xcel currently operates in a working-capital light model, with our licensees and/or retail partners responsible for the procurement and sale of inventory. As such, our revenues primarily consist of royalty revenues, and we do not have risk of carrying aged inventory. As a result, fluctuations in product costs and tariffs do not have a direct impact on us, but do impact us indirectly as our royalty revenues are typically based on the net sales and success of our licensees.

Our objective is to build a diversified portfolio of lifestyle consumer products brands through organic growth and the strategic acquisition of new brands. To grow our brands, we are focused on the following primary strategies:

●	licensing of our brands for sale through interactive television (e.g., QVC, HSN, JTV, etc.);
●	licensing of our brands to retailers that sell to the end consumer
●	licensing our brands to manufacturers and retailers for promotion and distribution through e-commerce, social commerce, live streaming, and traditional brick-and-mortar retail channels; and
●	acquiring additional consumer brands and integrating them into our operating platform, and leveraging our operating infrastructure and distribution relationships.

We believe that Xcel offers a unique value proposition to our retail partners and our licensees for the following reasons:

●	our management team, including our officers’ and directors’ experience in, and relationships within the industry;
●	our deep knowledge, expertise, and proprietary technology in live streaming and social commerce;
●	our design, sales, marketing, and technology platform that enables us to design trend-right product; and
●	our significant media and internet presence.

Recent Developments

On March 25, 2025, we announced a co-brand master license with Gemma Stafford, a well-known baker, chef, best-selling author and creator of Bigger Bolder Baking, to launch an innovative bakeware, food and home brand designed to bring professional quality tools and delicious food to home bakers and entertainers. We expect to launch the brand in Spring 2026.

On April 22, 2025, we announced a master license with Jenny Martinez, a well-known Mexican chef and Tik Tok influencer with over 4,000,000 followers, to launch a line of cookware and food through direct response television. We expect to launch the brand in Spring 2026.

On June 10, 2025, we entered into a co-brand master license with Coco Rocha, a well-known model and social media influencer with over 5,000,000 followers, to launch a line of womens' apparel, fashion accessories, and beauty products through direct response television and other retail channels. We expect to launch the brand in Fall 2026.

On and effective April 15, 2025, we, IMWHP, LLC and IMWHP2 LLC (“IM2”) entered into a Membership Interest Transfer Agreement (the “Transfer Agreement”) pursuant to which Xcel transferred to IM2 equity interests equal to 12.5% of the outstanding equity interests of IM Topco LLC (“IM Topco”), in accordance with the Membership Interest Purchase Agreement dated November 19, 2023, as amended. As a result of the transfer, Xcel’s interest in IM Topco was reduced from a 30% equity interest to a 17.5% equity interest. We have determined that our equity interests in IM Topco are having a negative impact on our operating results and expect to incur a loss from equity method investments for the quarter ended June 30, 2025.  Accordingly, we are negotiating to exchange our equity interest in IM Topco for a profit participation in a sale of IM Topco above the valuation at which we initially sold the controlling interest of IM Topco and the elimination of certain outstanding payables relating to IM Topco.  If this change is completed, we will take a non-recurring loss in connection with the exchange, which, combined with the loss from equity method investments we expect to incur for the quarter ended June 30, 2025 related to IM Topco, will total approximately $5.5 million.  There can be no assurance that this exchange will be completed.

On April 21, 2025 (the “Second Amendment Effective Date”), we and certain of our subsidiaries entered into the Second Amendment to Loan and Security Agreement (the “Second Amendment”) with each lender party thereto and FEAC Agent,

LLC, as administrative agent and collateral agent for the lenders, or the Agent,  pursuant to which the original Loan and Security Agreement (the “Original Loan Agreement”), dated as of December 12, 2024, by and among us, certain of our subsidiaries, the Agent, FEF Distributors, LLC, as lead arranger and Restore Capital (XELB), LLC as agent for certain lenders, was amended to provide, among other things, for $1.5 million repayment of the $3.95 million term loan made on December 12, 2024 (“Term Loan A”) and an additional term loan in the amount of $5.12 million on the Second Amendment Effective Date (“Term Loan B”). The loans outstanding after giving effect to the Second Amendment and the application of the proceeds of the additional Term Loan B are as follows:  (1) Term Loan A in the amount of $2.45 million, (2) Term Loan B in the amount of $9.12 million and (3) Delayed Draw Term Loan in the amount of $2.05 million (collectively, the “Term Loans”).

The proceeds from the additional Term Loan B were used to repay a portion of Term Loan A, as well as to pay fees, costs, and expenses incurred in connection with entering into the Second Amendment, and the balance will be used for working capital purposes.

On May 15, 2025, the $500,000 of the outstanding principal amount of the Term Loan A was repaid. Principal on the Term Loan A is payable on a pro rata basis in quarterly installments of $250,000 on each of March 31, June 30, September 30, and December 31 of each year, commencing on March 31, 2026, with the unpaid balance due on the maturity date of December 12, 2028. Principal on the Term Loan B is payable on the maturity date of December 12, 2028.

From and after the Second Amendment Effective Date, interest on each Term Loan A accrues at an annual rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York for an interest period equal to three months, subject to a 2.0% floor, plus 8.5%. From and after the Second Amendment Effective Date, interest on each Term Loan B accrues at an annual rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York for an interest period equal to three months, subject to a 2.0% floor, plus 6.5%.

From and after the Second Amendment Effective Date through March 31, 2027, interest on the Term Loan B will be paid in-kind by being capitalized and added to the principal amount of the Term Loan B at the end of each calendar month.

The Term Loans are guaranteed by certain our direct and indirect subsidiaries, and are secured by all of our assets and such subsidiaries. The Second Amendment contains various customary financial covenants and reporting requirements, as specified and defined therein.

The Second Amendment provides that, among other things, (i) the outstanding principal amount of the Term Loan A shall be repaid in certain amounts within a certain amount of days after the Second Amendment Effective Date; (ii) Company is required to maintain a class or series of capital stock that is traded on the New York Stock Exchange or the NASDAQ; and (iii) Company is required to file a Form S-1 Registration Statement with applicable governmental authorities.

In connection with the Second Amendment, UTG Capital, Inc., a Delaware corporation (“UTG”), purchased a 100% undivided, participation interest in Term Loan B for a purchase price of $9.12 million.

In connection with the Original Loan Agreement, Clear Markets Capital, LLC (“IPX”), a company controlled by Robert W. D’Loren, our Chairman and Chief Executive Officer purchased a $500,000 undivided, last-out, subordinated participation interest in Term Loan B made on December 12, 2024. In connection with the Second Amendment, IPX’s participation in Term Loan B was repaid and IPX purchased a $500,000 undivided, last-out, subordinated participation interest in Term Loan A.

In connection with the Second Amendment, we issued warrants to purchase an aggregate of 1,107,455 shares of the common stock (the “UTG Warrants”) to UTG and warrants to purchase 30,000 shares of common stock (the “New Restore Warrant”) to Restore Capital (EQ-W), LLC (“Restore”) and amended warrants to purchase an aggregate of 107,333 shares of common stock held by Restore (the “Restore Warrant Amendment”) and warrants previously issued to affiliates of FEAC (the “FEAC Warrant Amendments”).

The UTG Warrants are exercisable for a period of seven years from the date of issuance at the following exercise prices:

131,100 shares at $6.60 per share

195,271 shares at $7.50 per share

195,271 shares at $10.00 per share

195,271 shares at $12.50 per share

195,271 shares at $15.00 per share

195,271 shares at $17.50 per share

The Restore Warrant is exercisable for a period of seven years from the date of issuance at an exercise price of $6.67 per share.

The Restore Warrant Amendment reduced the exercise price of the previously outstanding warrants to purchase 107,333 shares of common stock from $6.315 per share to $2.2477 per share.

The FEAC Warrant Amendments reduced the number of shares issuable under previously outstanding warrants to purchase an aggregate of 22,998 shares of common stock to 17,250 shares of common stock and reduced the exercise price of such warrants from $6.315 per share to $3.00 per share.

On April 21, 2025, each of Mr. D’Loren, Seth Burroughs, our Executive Vice President and Mark DiSanto, a director of our company, entered into a Support Agreement whereby each individual agreed to vote in favor of any proposal to approve the issuance of the shares of common stock issuable upon exercise of the UTG Warrants, the Restore Warrant, and the warrants amended by the Restore Warrant Amendment and the FEAC Warrant Amendments in accordance with the Nasdaq Rules.

On April 21, 2025, Xcel and UTG entered into a Board Nomination Agreement pursuant to which Xcel granted UTG the right to nominate one individual to serve as a member of our board of directors, provided the individual is reasonably satisfactory to our board of directors (and/or board committee with authority over nominations of individuals to serve as directors during the Nomination Period. The term “Nomination Period” means the period commencing on the date of the Board Nomination Agreement and ending on the earlier of (i) the date all of the Loans under the Loan Agreement have been repaid and (ii) the date UTG no longer holds a participation of at least $1,000,000 principal amount in the Term Loan B; provided however, that if prior to the earlier of such dates, UTG and/or its affiliates exercise UTG Warrants to purchase at least 300,000 shares of common stock, the Nomination Period shall continue for so long as UTG and/or its affiliate continue to hold 300,000 shares of common stock issued upon exercise of the UTG Warrants.

Reverse Stock Split

We effected a reverse stock split of our outstanding common stock at a ratio of 1-for-10 shares, effected on March 25, 2025, for the purpose of satisfying the $1.00 bid price requirement applicable for continued listing on the Nasdaq Capital Market. On April 8, Nasdaq notified us that we have regained compliance with the minimum bid requirement.

Unless otherwise indicated, the share amounts and per share prices, and the conversion or exercise prices of and the number of shares issuable under our outstanding securities exercisable for common stock, in this prospectus along with the information in certain documents incorporated by reference in this prospectus, have been adjusted to reflect the Reverse Stock Split.

Corporate Information

We were incorporated on August 31, 1989 in the State of Delaware under the name Houston Operating Company. On April 19, 2005, we changed our name to NetFabric Holdings, Inc. On September 29, 2011, Xcel Brands, Inc., a privately-

held Delaware corporation (which we refer to as Old Xcel), Netfabric Acquisition Corp., a Delaware corporation and our wholly owned subsidiary, and certain of our stockholders entered into an agreement of merger and plan of reorganization pursuant to which Netfabric Acquisition Corp. was merged with and into Old Xcel, with Old Xcel surviving as a wholly owned subsidiary. On September 29, 2011, we changed our name to Xcel Brands, Inc.

Our principal office is located at 550 Seventh Ave, New York, NY 10018. Our telephone number is (347) 727-2474. Our website address is www.xcelbrands.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in making the decision of whether to purchase shares of our common stock.

Implications of Being a Smaller Reporting Company

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, we will continue to be permitted to make certain reduced disclosures in our periodic reports and other documents that we file with the SEC.

THE OFFERING

Common stock offered by us	1,381,215 shares
Pre-Funded Warrants

We are also offering to those purchasers, if any, whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, Pre-Funded Warrants in lieu of shares of our common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock. The purchase price of each Pre-Funded Warrant is equal to the price at which the share of common stock is being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant is $0.001 per share. The Pre-Funded Warrants are exercisable at any time after the date of issuance and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. This prospectus also relates to the shares of common stock issuable upon exercise of the Pre-Funded Warrants sold in this offering. See “Description of Our Securities Offered” for a discussion of the terms of the Pre-Funded Warrants.

Public Offering price	$1.81 per share; and $1.809 per Pre-Funded Warrant.

Total common stock outstanding prior to this offering	2,437,500 shares

Total common stock to be outstanding immediately after this offering	3,818,715 shares, assuming the exercise of all of the Pre-Funded Warrants offered and sold by us in this offering.

Use of proceeds

We estimate that we will receive net proceeds of approximately $1,900,000 from this offering, after deducting the placement agent fees and estimated offering expenses of approximately $400,000 payable by us, and assuming no sale of Pre-funded Warrants. However, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. We intend to use the net proceeds from this offering for brand development and launch working capital and general corporate purposes, including a $50,000 principal amount loan to Clear Markets Capital, LLC (“IPX”), a company controlled by Robert W. D’Loren, our Chairman and Chief Executive Officer. See the “Use of Proceeds” section of this prospectus beginning on page 18 for additional information.

Dividend Policy

We have not paid dividends on our common stock, and we do not plan to pay any dividends in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing licensing operations, further develop our trademarks, and finance the acquisition of additional trademarks. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. In addition, our credit facility limits the amount of cash dividends we may pay while amounts under the credit facility are outstanding.

Risk factors

You should read the “Risk Factors” section of this prospectus beginning on page 10 and the documents referred to therein for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Placement Agent Compensation

The Placement Agent will receive a fee equal to  8.0% of the gross proceeds to us from the sale of the Securities in the offering with respect to gross proceeds of the offering up to $5,000,000, (ii) equal to 7.0% of the gross proceeds to us from the sale of the Securities in the offering with respect to gross proceeds of the offering in excess of $5,000,000 but less than $10,000,000, (iii) equal to 6.0% of the gross proceeds to us from the sale of the Securities in the offering with respect to gross proceeds of the offering equal to or greater than $10,000,000; provided, however the discount or spread with respect to the certain company identified investors shall be 5.0%. We will also reimburse the placement agent for certain out-of-pocket actual expenses related to the offering. See “Plan of Distribution.”

Placement Agent’s Warrants

Upon closing of this offering, we have agreed to issue the placement agent the “Placement Agent’s Warrants as compensation to purchase: (i) 4.0% of the aggregate number of shares of common stock and/or Pre-Funded Warrants sold in this offering with respect to gross proceeds of the offering up to $5,000,000; (ii) 3.0% of the aggregate number of shares of common stock and/or Pre-Funded Warrants sold in this offering with respect to gross proceeds of the offering in excess of $5,000,000 but less than $10,000,000 and (iii) 0% with respect to gross proceeds equal to or in excess of $10,000,000; provided, however the number of Placement Agent’s Warrants issued with respect to certain investors identified by the Company including, but not limited to, any member of management or a director of the Company, Hilco Global, UTG Capital, Inc. or any affiliate of any of the foregoing (the “Company Identified Investors”) shall be 2.5%. The Placement Agent’s Warrants will be exercisable at a per share exercise price of $     (100% of the public offering price in connection with the offering). The Placement Agent’s Warrants are exercisable, in whole or in part, during the four and one-half year period commencing 180 days from the effectiveness of the Registration Statement on Form S-1 of which this prospectus is apart. The Placement Agent’s Warrants are subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA.

Lock-up agreements

We have agreed to not sell any shares of our common stock, or any securities convertible into or exercisable or exchangeable into shares of common stock, subject to certain exceptions, for a period of 90 days after the closing of this offering unless we obtain prior written consent of the placement agent.  In addition, each of our directors and executive officers and their affiliates has entered into a lock-up agreement pursuant to which such individuals may not sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock during the period from the closing of this offering continuing through the date 90 days after the date of the placement agency agreement without first obtaining the written consent of the placement agent.

Nasdaq Capital Market symbol

Our common stock is listed on the Nasdaq Capital Market under the symbol “XELB.” There is no established trading market for the Pre-Funded Warrants and we do not expect a market to develop. We do not intend to list the Pre-

Funded Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

The number of shares of our common stock to be outstanding after this offering is based on 2,437,500 shares of our common stock outstanding as of June 30, 2025 and excludes:

●	463,994 shares of our common stock issuable upon the exercise of stock options outstanding under our 2011 Equity Incentive Plan and our 2021 Equity Incentive Plan as of June 30, 2025 at a weighted-average exercise price of $17.18 per share;
●	176,972 shares of our common stock available for future issuance as of June 30, 2025 under our 2021 Equity Incentive Plan;
●	1,401,412 shares of our common stock issuable upon the exercise of outstanding warrants as of June 30, 2025 with a weighted average exercise price of $10.94 per share; and
●	[ ] shares of common stock issuable upon exercise of the Placement Agent’s Warrants.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options and warrants described above. The number of shares of our common stock to be outstanding after this offering also does not take into account the shares of our common stock issuable upon the exercise of the Pre-Funded Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference into this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K and other reports which have been filed with the SEC and are incorporated by reference into this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any free writing prospectus, before deciding whether to purchase our securities in this offering. All of these risk factors are incorporated herein in their entirety. The risks described below and incorporated by reference are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below and incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to the Offered Securities and this Offering

Management will have broad discretion over the use of the proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion with respect to the use of proceeds of this offering, including for any of the purposes described in the section of this prospectus titled “Use of Proceeds.” You will have limited information concerning our management’s specific intentions regarding the use of the proceeds of this offering and be relying on the judgment of our management regarding the application of the proceeds of this offering. Because of the number and variability of factors that will determine our use of our existing cash, cash equivalents, short-term investments and the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders. Our failure to apply these funds effectively could harm our business, delay the development of our pipeline product candidates and cause the price of our common stock to decline.

The Nasdaq Capital Market may seek to delist our common stock if it concludes this offering does not qualify as a public offering as defined under Nasdaq’s stockholder approval rule.

The continued listing of our common stock on The Nasdaq Capital Market depends on our compliance with the requirements for continued listing under the Nasdaq Marketplace Rules, including but not limited to Market Place Rule 5635, or the stockholder approval rule. The stockholder approval rule prohibits the issuance of shares of common stock (or derivatives) in excess of 20% of our outstanding shares of common stock without stockholder approval, unless those shares are sold at a price that equals or exceeds the Minimum Price, as defined in the stockholder approval rule, or in what Nasdaq deems a public offering, as defined in the stockholder approval rule. The securities sold in this offering may be sold at a significant discount to the Minimum Price as defined in the stockholder approval rule, and we do not intend to obtain the approval of our stockholders for the issuance of the securities in this offering. Accordingly, we have sought to conduct, and plan to continue to conduct, this offering as a public offering as defined in the stockholder approval rule, which is a qualitative analysis based on several factors as determined by Nasdaq, including by broadly marketing and offering these securities in a best efforts offering registered under the Securities Act. Demand for the securities sold by us in this offering, and the final offering price for these securities, will be determined following a broad public marketing effort over several trading days, and final distribution of these securities will ultimately be determined by the placement agent. Nasdaq has also published guidance that an offering of securities that are “deeply discounted” to the Minimum Price (for example a discount of 50% or more) will typically preclude a determination that the offering qualifies as public offering for purposes of the stockholder approval rule. We cannot assure you that Nasdaq will determine that this offering will be deemed a public offering under the stockholder approval rule. If Nasdaq determines that this offering was not conducted in compliance with the stockholder approval rule, Nasdaq may cite a deficiency and move to delist our common stock from The Nasdaq Capital Market. Upon a delisting from The Nasdaq Capital Market, our stock would likely be traded in the over-the-counter inter-dealer quotation system, more commonly known as the OTC. OTC transactions involve risks in addition to those associated with transactions in securities traded on the securities exchanges, such as The Nasdaq Capital Market, or, together, Exchange-listed stocks. Many OTC stocks trade less frequently and in smaller volumes than Exchange-listed stocks. Accordingly, our stock would be less liquid than it would be otherwise. Also, the prices of OTC stocks are often more volatile than Exchange-listed stocks. Additionally, institutional investors are usually prohibited from investing in OTC stocks, and it might be more challenging to raise capital when needed.

If you purchase shares of our common stock or Pre-Funded Warrants sold in this offering, you will experience immediate and substantial dilution.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock or Pre-Funded Warrants you purchase in this offering. Based on a public offering price of per share of our common stock (assuming no sales of Pre-funded Warrants, and after deducting placement agent fees and estimated offering expenses payable by us, and based on a net tangible book value of our common stock of $(3.42) per share as of March 31, 2025, if you purchase shares of common stock or Pre-Funded Warrants in this offering, you will suffer immediate dilution of $3.45 per share with respect to the net tangible book value of common stock. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares of common stock or Pre-Funded Warrants in this offering.

Future issuances of shares of common stock or securities convertible into or exercisable for shares of common stock following this offering, including the Pre-Funded Warrants, as well as the exercise of options and warrants currently outstanding, will further dilute your ownership interests and may adversely affect the future market price of our common stock.

We expect that significant additional capital will be needed in the future to continue our planned operations. We may seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements, which may cause your ownership interest to be diluted. In addition to the Pre-Funded Warrants being sold in this offering, we have a significant number of options and warrants to purchase shares of our common stock outstanding. If these securities are exercised, you may incur further dilution. Moreover, to the extent that we issue additional options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged, shareholders may experience further dilution.

A substantial number of shares may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. Immediately after this offering, we will have 3,818,715 outstanding shares of common stock, based on the number of shares of our common stock outstanding as of June 30, 2025. This includes the shares that we are selling in this offering, assuming the exercise of all Pre-Funded Warrants, which may be resold in the public market immediately without restriction, unless purchased by our affiliates or certain of our existing shareholders. We have granted registration rights to holders of warrants to purchase 1,107,455 shares of our common stock at an average exercise price of $11.67 per which allows them at any time we are eligible to file a Form S-3 registration statement to require that we file a Form S-3 registration statement to register the shares issuable upon exercise of such warrants.  In addition, we granted registration rights to a holder of a warrant to purchase 100,000 shares of our common stock, including the right to have the shares issuable upon exercise of the warrant registered for resale in any registration statement we file, including the registration statement of which this prospectus forms a part. We did not register such shares in this registration statement as the warrant has not vested and is not subject to vesting, in whole or in part, until at least December 31, 2025. We intend to register such shares for resale by the holder thereof prior to any vesting of the warrant. Further, we have also registered the shares of common stock that we may issue under our equity incentive plans. As a result, these shares can be freely sold in the public market upon issuance, subject to restrictions under securities laws.

There is no public market for the Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

The Pre-Funded Warrants are speculative in nature.

The Pre-Funded Warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Pre-Funded Warrants may exercise their right to acquire shares of common stock and pay an exercise price of $0.001 per share, subject to certain adjustments. The Pre-Funded Warrants will expire when exercised in full. Moreover, following this offering, the market value of the Pre-Funded Warrants, if any, is uncertain and there can be no assurance that the market value of the Pre-Funded Warrants will equal or exceed their imputed offering price. The Pre-Funded Warrants will not be listed or quoted for trading on any market or exchange.

The holders of Pre-Funded Warrants purchased in this offering will have no rights as common stockholders until such holders exercise their Pre-Funded Warrants and acquire our common stock, except as set forth in the Pre-Funded Warrants.

Until a holder of Pre-Funded Warrants acquires the shares of common stock upon exercise of the Pre-Funded Warrants, such holder will have no rights with respect to the shares of common stock underlying such Pre-Funded Warrants, except as set forth in the Pre-Funded Warrants. Upon exercise of the Pre-Funded Warrants, holders will be entitled to exercise the rights of common shareholders only as to matters for which the record date occurs after the exercise date.

We will not receive a significant amount or any additional funds upon the exercise of the Pre-Funded Warrants.

Each Pre-Funded Warrant is exercisable for $0.001 per share of common stock underlying such warrant, which may be paid by way of a cashless exercise, in which the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Pre-Funded Warrant. Accordingly, we will not receive a significant amount or any additional funds upon the exercise of the Pre-Funded Warrants.

Significant holders or beneficial holders of our common stock may not be permitted to exercise Pre-Funded Warrants that they hold.

A holder of a Pre-Funded Warrant will not be entitled to exercise any portion of any Pre-Funded Warrant which, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% of the number of shares of our common stock that would be outstanding immediately after giving effect to the exercise. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us. As a result, you may not be able to exercise your Pre-Funded Warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your Pre-Funded Warrants to realize value, but you may be unable to do so in the absence of an established trading market for the Pre-Funded Warrants.

The offering price of the shares sold in this offering is a     % discount to the market price of our common stock.

The offering price of the shares represents a      % discount to the last reported sale price of our common stock on       , 2025. The discount to the trading price of our common stock could have a negative impact on the trading price of our common stock which could be immediate and material and could impact our ability to maintain listing of our common stock on Nasdaq.

The market price and trading volume of our common stock have been and may continue to be volatile.

The market price for our common stock has been volatile and may continue to fluctuate or may decline significantly in the future. An active, liquid and orderly market for our common stock may not be sustained, which could depress the trading price of our common stock or cause it to continue to be highly volatile or subject to wide fluctuations. As a result of this volatility, you may not be able to sell your common stock at or above the public offering price and you may lose some or all of your investment. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include, among other things:

●	actual or anticipated variations in our quarterly operating results;
●	announcements by us, our licensees, our joint ventures or our competitors;
●	execution or termination of licensing agreements and joint ventures;
●	performance of our licensees and joint venture partners;
●	factors affecting our licensees’ markets generally;
●	changes in national or regional economic conditions;
●	availability of our spokespersons;
●	continued market acceptance of our brands;
●	our ability to acquire or develop new brands and trademarks;
●	changing customer preferences and our ability to respond;
●	closures of major department stores and mass merchants;
●	supply chain and sourcing disruptions affecting our industries;
●	a decline in general economic conditions resulting in a decrease in consumer spending levels;
●	inflation and/or a potential recession;
●	fluctuations in stock market prices and trading volumes of similar companies;
●	changes in accounting principles;
●	litigation or public concern about the safety of products our licensees manufacture;
●	sales of large blocks of our common stock, including sales by our executive officers, directors and significant shareholders;
●	our announcement of financing transactions, including debt, convertible notes, etc.; and
●	actions by institutional or activist shareholders.

These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and decreases in the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Any such litigation could result in substantial costs and a diversion of our management’s attention and resources.

Our common stock has historically been thinly traded, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

Although our common stock is listed on the Nasdaq Capital Market, our common stock has historically been traded at relatively low volumes. As a result, the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small. This situation is attributable to a number of factors, including that we are currently a small company which is still relatively unknown to securities analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot provide any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

We are currently listed on The Nasdaq Capital Market. If we are unable to maintain listing of our securities on Nasdaq or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our stockholders to sell their securities.

Although our common stock is currently listed on The Nasdaq Capital Market, we may not be able to continue to meet the exchange’s minimum listing requirements or those of any other national exchange. If we are unable to maintain listing on Nasdaq or if a liquid market for our common stock does not develop or is sustained, our common stock may remain thinly traded.

The listing rules of Nasdaq require listing issuers to comply with certain standards in order to remain listed on its exchange. On March 25, 2025, we effected the Reverse Stock Split to enable us to satisfy the minimum bid requirement for continued listing on the NASDAQ Capital Market and were notified by Nasdaq on April 8, 2025 that we regained compliance with the minimum bid requirement for our common stock. If, for any reason, we should fail to maintain compliance with these listing standards and Nasdaq should delist our securities from trading on its exchange and we are unable to obtain listing on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our stockholders:

●	the liquidity of our common stock;
●	the market price of our common stock;
●	our ability to obtain financing for the continuation of our operations;
●	the number of institutional and general investors that will consider investing in our common stock;
●	the number of investors in general that will consider investing in our common stock;
●	the number of market makers in our common stock;
●	the availability of information concerning the trading prices and volume of our common stock; and
●	the number of broker-dealers willing to execute trades in shares of our common stock.

Our common stock may be subject to the penny stock rules adopted by the SEC that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which could make it more difficult for our stockholders to sell their securities.

Rule 3a51-1 of the Exchange Act establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share, subject to a limited number of exceptions, including for having securities registered on certain national securities exchanges. If our common stock were delisted from the Nasdaq Capital Market, market liquidity for our common stock could be severely and adversely affected.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

●	the basis on which the broker or dealer made the suitability determination; and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock even if and when our common stock becomes listed on the Nasdaq Capital Market. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock.

No assurance can be given that our stock will not be subject to these “penny stock” rules in the future.

Investors should be aware that, according to Commission Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include: (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the future volatility of our share price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference into this prospectus may contain “forward-looking statements” within the meaning of the federal securities laws. Our forward-looking statements include, but are not limited to, statements about us and our industry, as well as statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements include information concerning possible or projected future results of our operations, including statements about potential acquisition or merger targets, strategies or plans; business strategies; prospects; future cash flows; financing plans; plans and objectives of management; any other statements regarding future cash needs, future operations, business plans and future financial results; and any other statements that are not historical facts. We intend such forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “might,” “plans,” “believes,” “estimates,” “potential,” “pro forma,” “seeks,” “anticipates” and similar expressions, as well as statements in future tense, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, among others, the following:

●	estimates of our addressable market, market growth, future revenue, expenses, capital requirements and our needs for additional financing;
●	the implementation of our business model and strategic plans for our brands;
●	competitive companies and technologies and our industry;
●	our ability to manage and grow our business by expanding our portfolio brands;
●	our ability to manage increased instability due to changes in trade policy;
●	our ability to establish and maintain intellectual property protection for our brands or avoid or defend claims of infringement;
●	our ability to hire and retain key personnel and to manage our future growth effectively;
●	our ability to obtain additional financing in future offerings;
●	the volatility of the trading price of our common stock;
●	our expectations regarding use of proceeds from this offering;

These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties under the heading “Risk Factors” contained in this prospectus and in the documents incorporated by reference herein. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus, except as required by law.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting estimated placement agent fees and estimated offering expenses payable by us, will be approximately $1.9 million, based on an assumed public offering price of $1.81 per share, which was the closing price of our stock on Nasdaq on June 30, 2025, and assuming no sale of Pre-funded Warrants.

We currently expect to use the net proceeds from this offering for brand development and launch, working capital and other general corporate purposes, including payment of outstanding payables, including a $50,000 principal amount loan to Clear Markets Capital, LLC (“IPX”), a company controlled by Robert W. D’Loren, our Chairman and Chief Executive Officer. The amounts and timing of these expenditures will depend on numerous factors, including the development of our current business initiatives. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds from this offering and our management will have broad discretion and flexibility in applying the net proceeds of this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. We may use the proceeds of this offering for purposes with which you do not agree. Moreover, our management may use the net proceeds for corporate purposes that may not lead to an increase in either the profitability of our company or market value of our shares of common stock.

A $0.10 increase (decrease) in the assumed public offering price of $1.81 per share would increase (decrease) the net proceeds to us from this offering by approximately $ 127,000, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and assuming no sale of Pre-Funded Warrants and, after deducting placement agent fees and commissions and estimated expenses payable by us. An increase (decrease) of 250,000 in the number of shares offered by us in this offering, would increase (decrease) the net proceeds to us from this offering by approximately $416,000, assuming the public offering price of $1.81 per share, remains the same and assuming no sale of Pre-Funded Warrants and, after deducting placement agent fees and commissions and estimated expenses payable by us. The information above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDENDS

We have not paid dividends on our common stock, and we do not plan to pay any dividends in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing licensing operations, further develop our trademarks, and finance the acquisition of additional trademarks. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. In addition, our credit facility limits the amount of cash dividends we may pay while amounts under the credit facility are outstanding.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of March 31, 2025:

●	on an actual basis;
●	on a pro forma basis, giving effect to the issuance of 51,175 shares of common stock, of which 29,675 shares of common stock (which amount is net of shares exchanged to satisfy withholding tax obligations) were issued in lieu of payment of $63,671 of cash salary since March 31, 2025; and
●	on a pro forma as adjusted basis, giving effect to the pro forma adjustments and our issuance and sale of 1,381,215 shares based on an assumed public offering price of $1.81 per share (which is the last reported sale price of our common stock on Nasdaq on June 30, 2025), after deducting estimated placement agent fees and estimated offering expenses payable by us, and the application of the net proceeds received by us from this offering as described under “Use of Proceeds.”

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined at pricing. You should read the information in this table together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024, and Quarterly Report on Form 10-Q for the period ended March 31, 2025, and incorporated by reference into this prospectus.

($in thousands, except par value)	March 31, 2025
			Pro Forma
	Actual	Pro Forma	As Adjusted

Cash and cash equivalents	$298	$298	$2,198

Current portion of long-term debt	250	250	250
Long-term debt, net, less current portion	8,470	8,470	8,470

Stockholder’s equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, and 2,386,325 shares issued and outstanding actual; shares issued, 2,437,500 shares outstanding pro form; and 3,818,215 shares issued and outstanding pro forma as adjusted	2	2	4

Paid-in capital	106,775	106,944	108,842
Accumulated deficit	(79,041)	(79,210)	(79,210)

Total Xcel Brands, Inc. stockholders’ equity	27,736	27,736	29,636
Non-controlling Interest	(2,026)	(2,026)	(2,026)
Total stockholders’ equity	25,710	25,710	27,610
Total capitalization	$34,430	$34,430	$36,330

A $0.10 increase or decrease in the assumed public offering price of $1.81 per share (which is the last reported sale price of our common stock on Nasdaq on June 30, 2025), assuming no sale of Pre-Funded Warrants, would increase or decrease the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $127,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agent fees and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants.

An increase or decrease of 250,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $416,000, assuming no change in the assumed public offering price per share and after deducting the estimated placement agent fees and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants.

The table above is based on 2,386,325 shares of our common stock outstanding as of March 31, 2025; gives effect (on a pro forma and pro forma as adjusted basis) to the issuance of 51,175 shares of common stock after March 31, 2025 and 1,381,215; assumes no sale of Pre-Funded Warrants, and no issuance of Placement Agent’s Warrants in this offering; and excludes the following:

●	463,994 shares of our common stock issuable upon the exercise of stock options outstanding under our 2011 Equity Incentive Plan and our 2021 Equity Incentive Plan as of June 30, 2025 at a weighted average exercise price of $17.18 per share;
●	176,972 shares of our common stock available for future issuance as of June 30, 2025 under our 2021 Equity Incentive Plan;
●	1,401,412 shares of our common stock issuable upon the exercise of outstanding warrants as of May 30, 2025 with a weighted average exercise price of $10.94 per share; and
●	[ ] shares of common stock issuable upon exercise of the Representative’s Warrants.

Description of certain indebtedness

On the Second Amendment Effective Date, the Company and certain of its subsidiaries entered into the Second Amendment, pursuant to which the Original Agreement was amended to provide, among other things, for $1.5 million repayment of Term Loan A and the additional Term Loan B. The loans outstanding after giving effect to the Second Amendment and the application of the proceeds of the additional Term Loan B are as follows:  (1) Term Loan A in the amount of $2.45 million, (2) Term Loan B in the amount of $9.12 million and (3) Delayed Draw Term Loan in the amount of $2.05 million.

On May 15, 2025, $500,000 of the outstanding principal amount of the Term Loan A was repaid. Principal on the Term Loan A is payable on a pro rata basis in quarterly installments of $250,000 on each of March 31, June 30, September 30, and December 31 of each year, commencing on March 31, 2026, with the unpaid balance due on the maturity date of December 12, 2028. Principal on the Term Loan B is payable on the maturity date of December 12, 2028.

From and after the Second Amendment Effective Date, interest on each Term Loan A accrues at an annual rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York for an interest period equal to three months, subject to a 2.0% floor, plus 8.5%. From and after the Second Amendment Effective Date, interest on each Term Loan B accrues at an annual rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York for an interest period equal to three months, subject to a 2.0% floor, plus 6.5%.

From and after the Second Amendment Effective Date through March 31, 2027, interest on the Term Loan B will be paid in-kind by being capitalized and added to the principal amount of the Term Loan B at the end of each calendar month.

The Term Loans are guaranteed by certain direct and indirect subsidiaries of the Company, and are secured by all of the assets of the Company and such subsidiaries. The Second Amendment contains various customary financial covenants and reporting requirements, as specified and defined therein.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 1,381,215 shares of our common stock and Pre-Funded Warrants to purchase 1,381,215 shares of our common stock. We are also registering the shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants offered hereby.

As of the date of this prospectus, our certificate of incorporation authorizes us to issue up to 50,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. As of June 30, 2025, 2,437,500 shares of common stock were outstanding and no shares of preferred stock were outstanding.

The following summary describes certain applicable provisions of Delaware law and the material terms of our capital stock. The description of our capital stock is qualified by reference to our certificate of incorporation and our bylaws.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors, and subject to any contractual agreement entered into by any holder of shares. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing a majority of our capital stock issued, outstanding, and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Dividends. The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available, therefore.

Liquidation Rights. Upon liquidation, dissolution, or winding up, the holders of shares of our common stock will be entitled to receive pro rata all remaining assets available for distribution to such holders, after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.

Rights and Preferences. The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preemptive or Similar Rights. Holders of our common stock have no preemptive rights and no conversion rights, and there are no redemption provisions applicable to our common stock.

Merger or Consolidation: In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities, or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Reverse Stock Split

We effected a reverse stock split of our outstanding common stock at a ratio of 1-for-10 shares, effected on March 25, 2025.

Unless otherwise indicated, the share amounts and per share prices, and the conversion or exercise prices of and the number of shares issuable under our outstanding securities exercisable for common stock, in this prospectus along with the information in certain documents incorporated by reference in this prospectus, have been adjusted to reflect the Reverse Stock Split.

Anti-Takeover Effects of Our Charter Documents and Some Provisions of Delaware Law

Delaware Law

We are incorporated in the State of Delaware. As a result, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the time that such stockholder became an interested stockholder, with the following exceptions:

●	before such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation or a direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;
●	any sale, lease, mortgage, pledge transfer, or other disposition of the assets of the corporation or direct or indirect majority-owned a subsidiary of the corporation to or with the interested stockholder, which assets have an aggregate value equal to 10% or more of the fair value of the assets on a consolidated basis or the aggregate market value of the outstanding stock of the corporation;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or subsidiary to the interested stockholder;
●	any transaction involving the corporation or direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or the subsidiary beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation or direct or indirect majority-owned subsidiary of the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person (other than the corporation any direct or indirect majority-owned subsidiary of the corporation) who, together with the person’s affiliates and associates, beneficially owns, 15% or more of the outstanding voting stock of the corporation. A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. Since we have not opted out of Section 203, Section 203 may discourage, delay or prevent mergers or other takeover or change of control attempts of us.

Certificate of Incorporation and Bylaws

Our certificate of incorporation provides for our board of directors to be elected at each annual meeting of our stockholders. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors. Our bylaws also provide that directors may be removed by the stockholders only for cause upon the vote of 66 2/3% of the shares then entitled to vote at an election of directors. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

Our certificate of incorporation, as amended, authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by stockholders. Our board of directors is able to determine the designations, powers, and relative rights, privileges, preferences and other terms, including terms relating to dividend rates, redemption rates, liquidation preferences and voting, sinking fund and conversion or other rights on, a series of preferred stock.

Our bylaws provide that any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our bylaws also provide that special meetings may be called by a majority of the whole board or by any officer instructed by a majority of the whole board to call the meeting.

Our bylaws provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must comply with the notice provisions set forth in the bylaws, including, but not limited to, providing timely notice in proper written form to the Secretary.

Our bylaws provide that, except as otherwise provided by the General Corporate Law or the certificate of incorporation, any amendment to, repeal of, or adoption of any provisions inconsistent with these Bylaws, which has not previously received the approval of the Board, shall require for adoption the affirmative vote of the holders of a majority of the issued and outstanding shares present in person or represented by proxy at a meeting of stockholders and entitled to vote thereat. Our bylaws further provide that many of the provisions require for adoption the affirmative vote of the holders of not less than two-thirds of the issued and outstanding shares entitled to vote at a duly called and convened annual or special meeting of stockholders.

The combination of these provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004 and the transfer agent’s telephone number is (800) 509-5586 .

Listing on the Nasdaq Capital Market

Our common stock is listed on the Nasdaq Capital Market under the symbol “XELB.”

Description of Pre-Funded Warrants

The following is a summary of the material terms and provisions of the Pre-Funded Warrants that are being offered hereby. This summary is subject to and qualified in its entirety by the provisions of the Pre-Funded Warrants. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Form

The Pre-Funded Warrants will be issued as individual warrant certificates to the investors. The form of Pre-Funded Warrant will be filed as an exhibit to our Current Report on Form 8-K that we expect to file with the SEC in connection with this offering.

Duration and Exercise Price

The Pre-Funded Warrants offered hereby will have an exercise price of $0.001 per share. The Pre-Funded Warrants will be immediately exercisable, do not expire and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed notice of exercise accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If at any time there is no effective registration statement registering, or no current prospectus available for, the issuance of the shares of common stock issuable upon exercise of the Pre-Funded Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon exercise of a Pre-Funded Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for any of the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of Pre-Funded Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such Pre-Funded Warrant holders exercise their Pre-Funded Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person (other than for the purpose of changing the Company’s name and /or the jurisdiction of incorporation of the Company or a holding company of the Company), (ii) the company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the company or another person) is completed pursuant to which holders of common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock or 50% or more of the voting power of the then outstanding common equity of the company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property or (v) the company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of common stock or 50% or more of the voting power of the then outstanding common equity of the company (not including any shares of common stock held by the other person or persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination), the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the same kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Waivers and Amendments

No term of the Pre-Funded Warrants may be amended or waived without our written consent and the written consent of the holder of such Pre-Funded Warrant.

Description of Placement Agent’s Warrants

Upon closing of this offering, we have agreed to issue the placement agent the “Placement Agent’s Warrants as compensation to purchase: (i) 4.0% of the aggregate number of shares of common stock and/or Pre-Funded Warrants sold in this offering with respect to gross proceeds of the offering up to $5,000,000; (ii) 3.0% of the aggregate number of shares of common stock and/or Pre-Funded Warrants sold in this offering with respect to gross proceeds of the offering in excess of $5,000,000 but less than $10,000,000 and (iii) 0% with respect to gross proceeds equal to or in excess of $10,000,000; provided, however the number of Placement Agent’s Warrants issued with respect to Company Identified Investors shall be 2.5%. The Placement Agent’s Warrants will be exercisable at a per share exercise price of $     (100% of the public offering price in connection with the offering). The Placement Agent’s Warrants are exercisable, in whole or in part, during the four and one-half year period commencing 180 days from the effectiveness of the Registration Statement on Form S- 1 of which this prospectus is apart.

Duration and Exercise Price

Each Placement Agent’s Warrant will have an initial exercise price equal to $[-] per warrant share. The Placement Agent’s Warrants will be immediately exercisable and will expire on the [-] anniversary of the original issuance date. The exercise price and number of warrant shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common shares and the exercise price.

Exercisability

The Placement Agent’s Warrants will be exercisable, at the option of the Placement Agent, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of warrant shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).The placement agent may not exercise any portion of the Placement Agent’s Warrant to the extent that they would own more than 4.99% of the outstanding common shares immediately after exercise, except that upon at least 61 days’ prior notice from the placement agent to us, the placement agent may increase the amount of ownership of outstanding stock after exercising the Placement Agent’s Warrants up to 9.99% of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Placement Agent’s Warrants.

Fractional Shares

No fractional warrant shares will be issued upon the exercise of the Placement Agent’s Warrants. Rather, the number of warrant shares to be issued will be rounded up, to the nearest whole number, or the Company shall pay a cash adjustment in respect of the fractional share.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Shares and Pre-Funded Warrants acquired in this offering. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of the shares or Pre-Funded Warrants sold in this offering, or that any such contrary position would not be sustained by a court.

We assume in this discussion that the shares of common stock and Pre-Funded Warrants sold in this offering will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax or the alternative minimum tax and does not address state or local taxes or U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as:

●	persons who acquired our common stock or Pre-Funded Warrants as compensation for services;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	persons that own, or are deemed to own, more than 5% of our common stock (except to the extent specifically set forth below);
●	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code (except to the extent specifically set forth below);
●	persons for whom our common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;
●	persons deemed to sell our common stock or Pre-Funded Warrants under the constructive sale provisions of the Code;
●	banks or other financial institutions;
●	brokers or dealers in securities or currencies;
●	tax-exempt organizations or tax-qualified retirement plans;
●	pension plans;
●	regulated investment companies or real estate investment trusts;
●	persons that hold the common stock or Pre-Funded Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;
●	insurance companies;
●	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax; and
●	certain U.S. expatriates, former citizens, or long-term residents of the United States.

In addition, this discussion does not address the tax treatment of partnerships (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other pass-through entities or persons who hold shares of common stock or Pre-Funded Warrants through such partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. If such a partnership or other pass-through entity holds shares of common stock or Pre-Funded Warrants, the treatment of a partner in such partnership or investor in such other pass-through entity generally will depend on the status of the partner or investor and upon the activities of the partnership or other pass-through entity. A partner in such a partnership and an investor in such other pass-through entity that will hold shares of common stock or Pre-Funded Warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of shares of common stock or Pre-Funded Warrants through such partnership or other pass-through entity, as applicable.

This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock, and Pre-Funded Warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of common stock or Pre-Funded Warrants that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of shares of common stock or, Pre-Funded Warrants that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

Potential Acceleration of Income

Under tax legislation signed into law in December 2017 commonly known as the Tax Cuts and Jobs Act of 2017, U.S. Holders that use an accrual method of accounting for tax purposes and have certain financial statements generally will be required to include certain amounts in income no later than the time such amounts are taken into account as revenue in such financial statements.

In addition, under the Inflation Reduction Act signed into law on August 16, 2022, certain large corporations (generally, corporations reporting at least $1 billion average adjusted pre-tax net income on their consolidated financial statements) are potentially subject to a 15% alternative minimum tax on the “adjusted financial statement income” of such large corporations for tax years beginning after December 31, 2022. The U.S. Treasury Department, the IRS, and other standard-setting bodies are expected to issue guidance on how the alternative minimum tax provisions of the Inflation Reduction Act will be applied or otherwise administered.

The application of these rules thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of these rules is unclear at this time. U.S. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a pre-funded warrant should be treated as a share of common stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of common stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of $0.0001 per share. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of shares of common stock in the foreseeable future. In the event that we do make distributions on our common stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of shares of common stock as described below under the section titled “—Disposition of common stock or Pre-Funded Warrants.”

Certain Adjustments to Pre-Funded Warrants

The number of shares of common stock issued upon the exercise of the Pre-Funded Warrants and the exercise price of Pre-Funded Warrants are subject to adjustment in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a constructive distribution to the U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of Pre-Funded Warrants generally should not be deemed to result in a constructive distribution. If an adjustment is made that does not qualify as being made pursuant to a bona fide reasonable adjustment formula, a U.S. Holder of Pre-Funded Warrants may be deemed to have received a constructive distribution from us, even though such U.S. Holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “Distributions.”

Disposition of Common Stock or Pre-Funded Warrants

Upon a sale or other taxable disposition (other than a redemption treated as a distribution, which will be taxed as described above under “Distributions”) of shares of common stock or Pre-Funded Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock or Pre-Funded Warrants sold. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common stock or Pre-Funded Warrants exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of shares of common stock or Pre-Funded Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Reporting

Information reporting requirements generally will apply to payments of distributions (including constructive distributions) on the common stock and Pre-Funded Warrants and to the proceeds of a sale or other disposition of common stock and Pre-Funded Warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable to Non-U.S. Holders

Certain Adjustments to Warrants

As described under “—U.S. Holders—Certain Adjustments to Pre-Funded Warrants,” an adjustment to the Pre-Funded Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under “Distributions” below. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Pre-Funded Warrants.

In addition, regulations governing “dividend equivalents” under Section 871(m) of the Code may apply to the Pre-Funded Warrants. Under those regulations, an implicit or explicit payment under Pre-Funded Warrants that references a dividend distribution on our common stock would possibly be taxable to a Non-U.S. Holder as described under “Distributions” below. Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property, and the Company may satisfy any withholding obligations it has in respect of the Pre-Funded Warrants by withholding from other amounts due to the Non-U.S. Holder. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the application of Section 871(m) of the Code to the Pre-Funded Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our common stock in the foreseeable future. In the event that we do make distributions on our common stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes as described in “—U.S. Holders—Distributions.” To the extent those distributions do not constitute dividends for U.S. federal income tax purposes (i.e., the amount of such distributions exceeds both our current and our accumulated earnings and profits), they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock (determined separately with respect to each share of common stock), but not below zero, and then will be treated as gain from the sale of that share of common stock as described below under the section titled “—Disposition of Common Stock or Pre-Funded Warrants.”

Any distribution (including constructive distributions) on shares of common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate holding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular tax rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the sections below titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of Common Stock or Pre-Funded Warrants

Subject to the discussions below under the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized on a sale or other disposition (other than a redemption treated as a distribution, which will be taxable as described above under “Distributions”) of shares of common stock or Pre-Funded Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular tax rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;
●	the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or
●	the common stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period of the common stock or Pre-Funded Warrants, if shorter), a “U.S. real property holding corporation,” unless the common stock is regularly traded on an established securities market, as defined by applicable Treasury Regulations, and the Non-U.S. Holder held no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held the common stock. Special rules may apply to the determination of the 5% threshold in the case of a holder of Pre-Funded Warrants. Non-U.S. Holders are urged to consult their own tax advisors regarding the effect of holding Pre-Funded Warrants on the calculation of such 5% threshold. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that the common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become a “U.S. real property holding corporation.”

See the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of the common stock, Pre-Funded Warrants paid to foreign financial institutions or non-financial foreign entities.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on the common stock or, Pre-Funded Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on the common stock or Pre-Funded Warrants. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “Distributions,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of the common stock or Pre-Funded Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on the common stock and Pre-Funded Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally will apply to payments of dividends (including constructive dividends) on our common stock and Pre-Funded Warrants. While withholding under FATCA would have also applied to payments of gross proceeds from a sale or other disposition of the common stock or Pre-Funded Warrants, under proposed U.S. Treasury Regulations withholding on payments of gross proceeds is currently not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in the common stock or Pre-Funded Warrants.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. The foregoing may also apply to Pre-Funded Warrants. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of shares of the common stock and Pre-Funded Warrants.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of the common stock or Pre-Funded Warrants, including the consequences of any proposed changes in applicable laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of June 30, 2025, the number of shares of common stock beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each named executive officer and director of the Company, and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose of or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power. The beneficial ownership percentages set forth in the table below is based on 2,437,500 shares of common stock issued and outstanding as of the date of this prospectus. Unless otherwise indicated, the address for such person is c/o Xcel Brands, Inc., 550 Seventh Avenue, 11th Floor, New York, New York 10018.

	Number of
	Shares
	of Common
	Stock	Percent
	Beneficially	Beneficially
Name and Address	Owned	Owned
Named executive officers and directors:
Robert W. D’Loren (1)	705,003	28.6%
James F. Haran (2)	20,401	*
Seth Burroughs (3)	58,588	2.4%
Howard Liebman (4)	24,366	* %
Mark DiSanto (5)	201,491	8.2%
Deborah Weinswig (6)	19,550	*
James Fielding (7)	18,750	*

All directors and executive officers as a group (7 persons) (8)	1,048,149	41.6%

5% Shareholders:
Isaac Mizrahi (9)	167,233	6.9%
Summit Trail Advisors (10)	196,250	8.1%
UTG Capital, Inc. (11)	1,107,455	31.3%

*	Less than 1%.
(1)	Consists of (i) 250,935 shares held by Mr. D’Loren, (ii) 60,731 shares owned by Irrevocable Trust of Rose Dempsey (or the Irrevocable Trust) of which Mr. D’Loren and Mr. DiSanto are the trustees and as to which Mr. D’Loren has sole voting and dispositive power, (iii) 15,333 immediately exercisable warrants held by IPX Capital, LLC, a company controlled by Mr. D’Loren, (iv) 8,750 restricted shares, (v) 8,750 immediately exercisable stock options, (vi) 167,233 shares of common stock held in the name of Isaac Mizrahi, and (vii) 193,271 shares of common stock as to which holders thereof granted to Mr. D’Loren irrevocable proxy and attorney-in-fact with respect to the shares. Certain holders or grantees have entered into agreements, pursuant to which appoint a person designated by our board of directors as their irrevocable proxy and attorney-in-fact with respect to the shares set forth in clauses (iv) and (v). Mr. D’Loren does not have any pecuniary interest in these shares described in clauses (iv) and (v) and disclaims beneficial ownership thereof. Does not include 32,667 shares held by the D’Loren Family Trust (or the Family Trust) of which Mark DiSanto is a trustee and has sole voting and dispositive power. Does not include 257,895 options that are not yet exercisable.
(2)	Consists of (i) 20,401 shares of common stock. Does not include 55,263 options that are not yet exercisable.

(3)	Consists of (i) 53,588 shares of common stock, (ii) 2,500 restricted shares and (iii) immediately exercisable options to purchase 2,500 shares. Does not include 36,842 options that are not yet exercisable.
(4)	Consists of (i) 3,616 shares of common stock, (ii) 8,000 restricted shares, and (iii) immediately exercisable options to purchase 12,750 shares. Does not include 3,750 options that are not yet exercisable.
(5)	Consists of (i) 2,650 shares of common stock, (ii) 8,250 restricted shares, (iii) 32,667 shares held by the D’Loren Family Trust, of which Mark DiSanto is trustee and has sole voting and dispositive power over the shares held by the D’Loren Family Trust, (iv) 130,685 shares held by Mark X. DiSanto Investment Trust, of which Mark DiSanto is trustee and has sole voting and dispositive power over the shares held by the Trust, (v) immediately exercisable options to purchase 19,000 shares, and (vi) 8,239 shares held by other trusts, of which Mark DiSanto is trustee and has sole voting and dispositive power over the shares held by the trusts. Does not include 3,750 options that are not yet exercisable.
(6)	Consists of (i) 6,800 restricted shares and (ii) immediately exercisable options to purchase 12,750 shares. Does not include 3,750 options that are not yet exercisable.
(7)	Consists of (i) 3,500 shares of common stock, (ii) 2,500 restricted shares, and (iii) immediately exercisable options to purchase 12,750 shares. Does not include 3,750 options that are not yet exercisable.
(8)	Includes (i) 567,012 shares of common stock, (ii) 36,800 restricted shares, (iii) 83,833 shares issuable upon exercise of options and warrants that are currently exercisable, and (iv) 360,504 other shares of common stock as to which holders thereof granted to Mr. D’Loren irrevocable proxy and attorney-in-fact with respect to the shares.
(9)	Consists of (i) 167,233 shares of common stock and (ii) immediately exercisable options to purchase 5,000 shares.
(10)	Consists of 196,250 shares of common stock.
(11)	Represents shares issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

We have engaged Maxim Group LLC to act as our exclusive placement agent to solicit offers to purchase the shares of our common stock and/or Pre-Funded Warrants offered by this prospectus (the “Securities”). The placement agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell the entire amount of such securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. We will enter into securities purchase agreements directly with the investors who purchase such securities in this offering. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement that we intend to enter into with the placement agent (the “Placement Agency Agreement”) will provide that the placement agent’s obligations are subject to conditions contained in the Placement Agency Agreement.

We will deliver the applicable Securities being issued to the investors upon receipt of investor funds for the purchase of such Securities offered pursuant to this prospectus. We expect to deliver such Securities being offered pursuant to this prospectus on or about 2025.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the placement agent a cash transaction fee: (i) equal to 8.0% of the gross proceeds to us from the sale of the Securities in the offering with respect to gross proceeds of the offering up to $5,000,000, (ii) equal to 7.0% of the gross proceeds to us from the sale of the Securities in the offering with respect to gross proceeds of the offering in excess of $5,000,000 but less than $10,000,000, (iii) equal to six percent (6.0%) of the gross proceeds to us from the sale of the Securities in the offering with respect to gross proceeds of the offering equal to or greater than $10,000,000; provided, however the discount or spread with respect to the Company Identified Investors shall be 5.0%.

Pursuant to the Placement Agency Agreement, we will agree to reimburse the placement agent for certain out-of-pocket expenses of the placement agent payable by us, in an aggregate amount not to exceed $100,000. The Placement Agency Agreement, however, will provide that in the event this offering is terminated, the placement agent will only be entitled to the reimbursement of out-of-pocket accountable expenses actually incurred in accordance with FINRA Rule 5110(f) and (g), as applicable.

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us.

Per Pre-
Funded
	Per Share	Warrant	Total
Public offering price	$	$	$
Placement Agent fees(1)	$	$	$
Proceeds, before expenses and fees, to us	$	$	$

(1)	The placement agent shall receive fee equal to 8.0% of the aggregate gross proceeds hereunder.

We estimate that the total expenses of this offering, excluding placement agent fees, will be approximately $          . This includes $           of fees and expenses of the placement agent which are payable by us.

Placement Agent’s Warrants

Upon closing of this offering, we have agreed to issue the placement agent the “Placement Agent’s Warrants as compensation to purchase: (i)  4.0% of the aggregate number of shares of common stock and/or Pre-Funded Warrants sold in this offering with respect to gross proceeds of the offering up to $5,000,000; (ii) 3.0% of the aggregate number of shares of common stock and/or Pre-Funded Warrants sold in this offering with respect to gross proceeds of the offering in excess of $5,000,000 but less than $10,000,000 and (iii) 0% with respect to gross proceeds equal to or in excess of $10,000,000; provided, however the number of Placement Agent’s Warrants issued with respect to Company Identified Investors shall be 2.5%. The Placement Agent’s Warrants will be exercisable at a per share exercise price of $     (100% of the public offering price in connection with the offering). The Placement Agent’s Warrants are exercisable, in whole or in part, during the four and one-half year period commencing 180 days from the effectiveness of the Registration Statement on Form S-1 of which this prospectus is apart.

The Placement Agent’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering. The exercise price and number of shares issuable upon exercise of the Placement Agent’s ‘s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the Placement Agent’s Warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price. The Placement Agent’s Warrants will also contain certain provisions for on-demand registration rights and unlimited “piggyback” registration rights for a period of three years after the closing at the Company’s expense.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the placement agent may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed to not sell any shares of our common stock, or any securities convertible into or exercisable or exchangeable into shares of common stock, subject to certain exceptions, for a period of 90 days after the closing of this offering unless we obtain prior written consent of the placement agent. Consent may be given at any time without public notice, and the placement agent may consent in its sole discretion. In addition, each of our directors and executive officers and their affiliates has entered into a lock-up agreement with the placement agent. Under the lock-up agreements, subject to certain limited circumstances, our directors and officers of the Company may not sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock during the period from the date of this prospectus continuing through the date 90 days after the closing of this offering without first obtaining the written consent of the placement agent. This consent may be given at any time without public notice, and the placement agent may consent in its sole discretion.

Tail Fee

We have agreed that upon the closing of this offering, then if within twelve months following such time, we complete any financing of equity, equity-linked, convertible or debt or other capital raising activity with, or receives any proceeds from, any of the investors contacted or introduced by the placement agent during such engagement period (the “Tail List”), then we will pay the placement agent upon the closing of such financing or receipt of such proceeds the compensation equivalent to that set forth in the placement agency agreement. Upon written request from us following the closing or termination of the engagement period, the placement agent will provide the Tail List to us.

Determination of Offering Price and Warrant Exercise Price

The actual offering prices of the Securities that we are offering, and the exercise price of the Pre-Funded Warrants that we are offering, were negotiated between us, the placement agent and the investors in the offering based on the trading of our shares of common stock prior to the offering, among other things. Other factors considered in determining the public offering prices of the Securities and the exercise price of the Pre-Funded Warrants that we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Other Relationships

The placement agent and its respective affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The placement agent may in the future receive customary fees and commissions for these transactions.

In the ordinary course of its various business activities, the placement agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The placement agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on the websites maintained by the placement agent, if any, participating in this offering and the placement agent may distribute the prospectus electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus form a part, has not been approved or endorsed by us or the placement agent, and should not be relied upon by investors.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Listing on Nasdaq

Our common stock is listed on The Nasdaq Capital Market under the symbol “XELB”.

There is no established public trading market for the Pre-Funded Warrants and we do not expect a market to develop for either security. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited. In addition, we do not intend to list the Pre-Funded Warrants on Nasdaq, any other national securities exchange, or any other trading system.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our Units, or the possession, circulation or distribution of this prospectus or any other material relating to us or our Units in any jurisdiction where action for that purpose is required. Accordingly, our Units (including their constituent common shares and warrants) may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our securities may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
(c)by the placement agent to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or
(d)in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The representative has represented, warranted and agreed that:

(a)it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and
(b)it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that

Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

●	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
●	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or
●	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of securities to the public" in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares offered hereby are "securities."

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and "qualified individuals", each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act. The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

LEGAL MATTERS

Blank Rome LLP, New York, New York, will pass upon the validity of the securities offered by this prospectus and certain other legal matters. Certain legal matters in connection with this offering will be passed upon for the placement agent by Pryor Cashman LLP, New York, New York.

EXPERTS

The consolidated financial statements of Xcel Brands, Inc. and subsidiaries as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, have been incorporated by reference herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.xcelbrands.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-37527):

●	Our Annual Report on Form 10-K for the fiscal December 31, 2024 (the “Annual Report”), filed with the SEC on May 28, 2025;
●	Our Quarterly report on Form 10-Q for the period ended March 31. 2025 filed with the SEC on June 4, 2025;
●	Our Current Reports on Form 8-K filed with the SEC on May 28, 2025, May 29, 2025 and June 20, 2025; and
●	The description of our common stock set forth in: (i) our registration statement on Form 10-SB filed with the SEC on September 18, 2000, pursuant to Section 12(g) of the Exchange Act, including any amendments thereto or reports filed for the purposes of updating this description, and (ii) Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on April 17, 2023. including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports on Form 8-K or the portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Xcel Brands, Inc.

550 Seventh Ave, 11th Floor

New York, New York 10018

(347) 727-2474

Attn: Chief Financial Officer

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://xcelbrands.com/pages/sec-filings. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus a. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

Up to 1,381,215 Shares of Common Stock

Up to 1,381,215 Pre-Funded Warrants to purchase up to Shares of Common Stock

Up to 1,381,215 Shares of Common Stock Underlying such Pre-Funded Warrants

Xcel Brands, Inc.

PRELIMINARY PROSPECTUS

, 2025

Through and including                      , (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

	Amount to be
	paid
SEC registration fee		$813
FINRA filing fee	$	*
Accounting fees and expenses		$150,000
Legal fees and expenses		$50,000
Miscellaneous expenses	$	[100,000]
Total		$400,000

*To be provided by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director or officer derived an improper personal benefit; (iv) a director for payments of unlawful dividends or unlawful stock repurchases or redemptions; or (v) an officer in any action by or in the right of the corporation.

The registrant’s certificate of incorporation, as amended, eliminates, to the fullest extent permitted by the DGCL, a director’s personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, the registrant’s by-laws provide that the registrant will indemnify its officers and directors to the full extent permitted by the laws of the State of Delaware and the employment agreements with the registrant’s executive officers and indemnification agreements between the registrant and its directors and certain of its officers provide that the registrant will indemnify them to the full extent provided by the General Corporation Law of the State of Delaware.

The registrant maintains directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to the Company and its stockholders.

Item 15. Recent Sales of Unregistered Securities

The Company has not issued unregistered securities to any person within the last three years other than:

●	On March 14, 2024, the Registrant entered into Subscription Agreements (the “Subscription Agreements”) with the officers and directors of the Registrant to purchase an aggregate of 294,644 shares of the registrant’s common stock, respectively, (the “Private Placement Shares”) at a price of $0.98 per Private Placement Share. The Private Placement Shares were sold without registration under the Act, in reliance upon the exemptions from registration provided under Section 4(a)(2) of the Act in reliance upon the exemptions from registration provided under Section 4(a)(2) of the Act and Regulation D promulgated under the Act (“Regulation D”). Each purchaser represented in the Subscription Agreements, among other things, that such purchaser was acquiring the Private Placement Shares for investment for the purchaser’s account and that the purchaser was an “accredited investor” within the meaning of Regulation D.
●	On December 12, 2024, the registrant issued warrants to purchase an aggregate of 1,456,667 shares of its common stock to lenders in connection with entering into a loan agreement. The warrants have an exercise price of $0.6315 per share are immediately exercisable and expire on December 12, 2034. The warrants were issued and sold without registration under the Act, in reliance upon the exemptions from registration provided under Section 4(a)(2) of the Act in reliance upon the exemptions from registration provided under Section 4(a)(2) of the Act and Regulation D. The lenders represented, among other things, that such lender was acquiring the warrants for investment for the lender’s account and that such lender was an “accredited investor” within the meaning of Regulation D.

Item 16. Exhibits and Financial Statement Schedules

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which immediately precedes the signature page and which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and
iii.	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference into this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(8)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(9)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Exhibit Number	Description

1.1	Form of Placement Agency Agreement*

3.1	Amended and Restated Certificate of Incorporation of Xcel Brands, Inc. (7)

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Xcel Brands, Inc. (20)

3.3	Third Restated and Amended Bylaws of Xcel Brands, Inc. (8)

4.1	Third Amended and Restated Equity Incentive Plan and Forms of Award Agreements (9)

4.2#	2021 Equity Incentive Plan (11)

4.3	Description of Registrant’s Securities (10)

4.4	Warrant issued to G-III Apparel Group (15)

4.5	Form of Representative’s Warrant issued on March 19, 2024 (14)

4.6	Form of Common Stock Warrant issued on December 31, 2024 (19)

4.7	Form of UTG Warrant (21)

4.8	Form of Restore Warrant (21)

4.8	Form of Restore Warrant Amendment (21)

4.10	Form of FEAC Warrant Amendment (21)

4.11	Form of Pre-funded Warrant**

5.1	Opinion of Blank Rome LLP*

9.1	Amended and Restated Voting Agreement between Xcel Brands, Inc. and IM Ready-Made, LLC, dated as of December 24, 2013 (2)

9.2	Voting Agreement between Xcel Brands, Inc. and Judith Ripka Berk, dated as of April 3, 2014 (4)

9.3	Voting Agreement dated as of December 22, 2014 by and between Xcel Brands, Inc. and H Company IP, LLC (5)

9.4	Form of Voting Agreement dated as of February 11, 2019 (1)

10.1#	Employment Agreement between the Company and Robert D’Loren dated February 27, 2019 (10)

10.2#	Employment Agreement between the Company and James Haran dated February 27, 2019 (10)

10.3#	Employment Agreement between the Company and Seth Burroughs dated February 27, 2019 (12)

10.4	Sublease Agreement, dated as of July 8, 2015, by and between Xcel Brands, Inc. and GBG USA Inc. (6)

10.5	Membership Interest Purchase Agreement (13)

10.6	Second Amendment to Membership Interest Purchase Agreement (15)

10.7	Third Amendment to Membership Interest Purchase Agreement (15)

10.8	Subscription Agreement, dated as of March 15, 2024, by and between Robert W. D’Loren and Xcel Brands, Inc. (14)

10.9	Subscription Agreement, dated as of March 15, 2024, by and between Seth Burroughs and Xcel Brands, Inc. (14)

10.10	Subscription Agreement, dated as of March 15, 2024, by and between Mark X. DiSanto Investment Trust and Xcel Brands, Inc. (14)

10.11	Asset Purchase Agreement dated June 21, 2024 (16)

10.12	Amendment to Employment Agreement between the Company and Robert D’Loren (17)

10.13#	Amendment to Employment Agreement between the Company and Seth Burroughs (17)

10.14

Loan and Security Agreement dated as of December 12, 2024 by and among Xcel Brands, Inc., each subsidiary party thereto as guarantors, the financial institutions party there to as lenders, FEAC Agent, LLC, as administrative agent and collateral agent, and Restore Capital, LLC, as agent (19)

10.15	Membership Pledge Agreement, dated as of December 12, 2024, by and between Xcel Brands, Inc., Xcel IP Holdings, LLC, Halston Holding Company, LLC, H Licensing, LLC and FEAC Agent, LLC (19)

10.16

Second Amendment to Loan and Security Agreement, dated as of April 21, 2025, by and among Xcel Brands, Inc., each subsidiary party thereto as guarantors, the financial institutions party thereto as lenders and FEAC Agent, LLC as administrative agent and collateral agent (21)

10.17	Board Nominee Agreement by and between the Company and UTG dated April 21, 2025 (21)

10.18	Support Agreement dated April 21, 2025 (21)

10.19	Membership Interest Transfer Agreement effective as of April 15, 2025 (21)

10.20	Form of Securities Purchase Agreement**

21.1	Subsidiaries of the Registrant (15)

23.1	Independent Registered Public Accounting Firm’s Consent *

97.1	Clawback Policy (15)

99.1

IM Topco, LLC Financial Statements as of December 31, 2023 and 2022, and for the Year Ended December 31, 2023 and Period from May 11, 2022 (inception) through December 31, 2022 and Independent Auditor’s Report (18)

107	Filing Fee Table**

(1)	This Exhibit is incorporated by reference to the appropriate exhibit to the Current Report on Form 8-K, which was filed with the SEC on February 15, 2019.

(2)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 24, 2013.
(3)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 20, 2014.
(4)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 9, 2014.
(5)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 24, 2014.
(6)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on July 14, 2015.
(7)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on October 24, 2017.
(8)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 8, 2017.
(9)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Definitive Proxy Statement on Form DEF 14-A, which was filed with the SEC on August 15, 2016.
(10)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on April 23, 2021.
(11)	This Exhibit is incorporated by reference to the appropriate Exhibit to the revised Definitive Proxy Statement on Form DEF 14-A, which was filed with the SEC on October 20, 2021.
(12)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on April 15, 2022.
(13)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on June 3, 2022.
(14)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 19, 2024.
(15)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the period year ended December 31, 2023, which was filed with the SEC on April 19, 2024.
(16)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on June 24, 2024.
(17)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on August 2, 2024.
(18)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K/A for the period year ended December 31, 2023, which was filed with the SEC on November 29, 2024.
(19)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 16, 2024.

(20)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 24, 2025.
(21)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025.

*	Filed herewith.
**	Previously Filed
#	Management contract or compensatory plan or arrangement required to be identified pursuant to Item 15(a)(3) of this report.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of on July, 2025.

XCEL BRANDS, INC.

By:	/s/ Robert W. D’Loren
	Name:	Robert W. D’Loren
	Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert W. D’Loren	Chief Executive Officer,	July 7, 2025
Robert W. D’Loren	and Chairman of the Board (Principal Executive Officer)

/s/ James F. Haran	Chief Financial Officer and Secretary	July 7, 2025
James F. Haran	(Principal Financial Officer and Principal Accounting Officer)

*	Director	July 7, 2025
Howard Liebman.

*	Director	July 7, 2025
Mark DiSanto

*	Director	July 7, 2025
James Fielding III

*	Director	July 7, 2025
Deborah Weinswig

*By:	/s/ James F. Haran	July 7, 2025
James F. Haran
attorney-in-fact